Issued By: Montgomery Realty Group, Inc. (MGRY.PK)
           South San Francisco, California
           August 30, 2005


         MONTGOMERY REALTY GROUP, INC. RESTRUCTUES REAL ESTATE PORTFOLIO

         On August 23, 2005, Montgomery Realty Group, Inc. (Montgomery - MGRY.PK) filed its annual report on Form 10-KSB. During the period from December 31, 2004 to the date of filing, Montgomery underwent a major shift in its real estate asset portfolio. On January 5, 2005, Montgomery sold its Orchard Supply Shopping Center for $7,950,000 to an unrelated third party. This sale was for $5,415,218, or 236% in excess of book value and $1,450,000, or 22.3% in excess of the property's appraised value. Montgomery has reported a gain from sale of approximately $2,300,000.

         The sale was treated by Montgomery as a "tax free exchange" pursuant to
Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code). In order to qualify the transaction as a "tax free exchange," Montgomery used the services of Mark D. Zimmerman, a California real estate broker who acted as the Qualified Intermediary for the exchange.

         As part of the sale of the Orchard Supply Shopping Center, the buyer assumed the existing first mortgage loan of approximately $4,746,209 and paid cash to Montgomery's Qualified Intermediary of approximately $2,750,000, after closing costs and other prorations. Montgomery designated as replacement properties three (3) apartment complexes in Austin, Texas, which were acquired in late June 2005. The acquisition of the three (3) apartment complexes was part of Montgomery's strategic plan to shift its real estate holdings to multi-unit residential properties, so as to qualify for lower loan costs and to make the real estate assets less dependant upon any single tenant, as was the case with Montgomery's retail and office holdings.

         The three (3) residential apartment complexes aggregate 288 units and their acquisition cost, acquisition loan amount and number of units is set forth below:

                                                                         No. of
      Property             Purchase Price    Debt Amount    Cash Used     Units
      --------             --------------    -----------    ---------     -----

London Square Apartment      $3,200,000      $2,400,000        800,000      118
Ashdale Garden Apartment      1,950,000      $1,300,000        650,000       58
Glen Oaks Apartment           3,500,000       2,300,000      1,200,000      112

             Totals          $8,650,000      $6,000,000     $2,650,000      288
                             ==========      ==========     ==========      ===

         The foregoing figures represent approximate sums and do not reflect credits received by Montgomery from the various sellers or the closing costs, the loan origination fees and other costs or approximately $382,687 associated with the acquisitions. A detailed presentation is made in Montgomery's annual report Form 10-KSB.

         Following the acquisition of the three Austin, Texas apartment complexes in June 2005, the exchange accommodator held approximately $212,000 of cash at June 30, 2005 which was paid over to Montgomery on July 5, 2005.

         On July 27, 2005, Montgomery sold its Front Street Office Building to its majority shareholder, Mr. Dinesh Maniar, for $4,850,000 which was $365,000, or 8.1% more than the cost at which Montgomery acquired the asset in July 2003. As part of the purchase Mr. Maniar assumed approximately $3,700,000 of mortgage debt and paid cash to Montgomery (net of closing costs and prorations) of approximately $965,000.

         Due to these substantial changes in Montgomery's real estate portfolio, Montgomery increased the book value of its real estate assets from approximately $10,800,000 at December 31, 2004 to approximately $11,663,482 at July 31, 2005.
The aggregate fair market values of Montgomery's real estate assets changed from approximately $30,040,000 at December 31, 2004 to approximately $27,870,000 at July 31, 2005. The associated mortgage debt also decreased from approximately $16,300,000 at December 31, 2004 to approximately $12,600,000 at July 31, 2005.

         After (a) the sale of the Orchard Supply Shopping Center; (b) the acquisition of the three (3) apartment complexes in Austin, Texas; and (c) the sale of the Front Street Office Building, Montgomery's management presents its July 31, 2005 real estate portfolio (which has not been reviewed by Montgomery's independent auditors) as follows:

                                 Approximate Book      Appraised
      Property                         Value            Value(3)   Mortgage Debt
      --------                   ----------------      ---------   -------------

Keker & Van Nest Office Building    $ 2,473,982      $ 6,750,000    $ 4,420,643
710 Sansome Street
San Francisco, CA

Eccles Project                          539,500       12,370,000      2,175,579
South San Francisco, CA

London Square Apartment Complex       3,200,000        3,300,000      2,400,000
2400 Town Lake Circle
Austin, TX

Ashdale Garden Apartment Complex      1,950,000        1,950,000      1,300,000
2450 Ashdale Drive
Austin, TX

Glen Oaks Apartment Complex           3,500,000        3,500,000      2,300,000
1007 East Rundberg Lane
Austin, TX

                  Totals            $11,663,482      $27,870,000    $12,596,222
                                    ===========      ===========    ===========

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

         Montgomery had arranged for a $600,000 line of credit from a commercial bank to provide working capital during the exchange period, since income from the Orchard Supply Shopping Center was no longer available and the Front Street Office Building was using cash. On August 24, 2005 Montgomery's management elected to pay off the line of credit so as to decrease loan costs, such that Montgomery's cash was diminished by approximately $400,000, to approximately $750,000.

         With the new real estate portfolio, Montgomery's real estate book values and mortgage debt are now close to a 1 to 1 ratio, with equity (as shown by fair market value MAI appraisals) is approximately $15,273,778 in excess of the aggregate mortgage debt, the highest excess of equity over debt since Montgomery was capitalized in 1999. The ratio of fair market value to debt is more than 2 to 1.

         Contact: James T. Graeb, Esq. for investor information and questions.

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         This release contains statements about the future, sometimes referred to as "forward-looking" statements. Forward-looking statements are typically identified by the use of the words "believe," "may," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend" and similar words and expressions. Forward-looking statements are not guarantees of availability of tax-free treatment, successful implementation of strategic planning, or similar matters. Forward-looking statements are subject to risks and uncertainties outside Montgomery's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, and for a complete discussion of matters that are merely summarized in this release, see Montgomery's annual report on Form 10-KSB and other SEC reports.

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